EXHIBIT 4.2

Number	Shares

-0-	-0-

CUSIP

FIDELITY NATIONAL FINANCIAL, INC.

a Delaware corporation

FNFV Group Common Stock, par value $0.0001 per share

This Certifies that ______________________________ is the owner of _______ FULLY PAID AND NON-ASSESSABLE SHARES OF FNFV GROUP COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF FIDELITY NATIONAL FINANCIAL, INC. (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

In Witness Whereof, the Corporation has caused this certificate to be signed by the facsimile signatures of its duly authorized officers and to be sealed with the facsimile seal of the Corporation.

DATED: ______________________

CORPORATE SECRETARY	CHIEF EXECUTIVE OFFICER